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                                                                   EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF

                           DMC STRATEX NETWORKS, INC.

         DMC Stratex Networks, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That by a unanimous written consent of the Board of Directors of DMC Stratex Networks, Inc., dated as of the date hereof, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                      RESOLVED, that the Certificate of Incorporation of this
              corporation be, and it hereby is, amended to restate Article IV. to read in full as follows: "This Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares that this Corporation is authorized to issue is One Hundred Fifty Five Million (155,000,000). Five million (5,000,000) shares shall be Preferred Stock, consisting of 200,000 shares designated Series A Junior Participating Preferred Stock, and One Hundred Fifty Million (150,000,000) shares shall be Common Stock. The Preferred Stock shall have a par value of $.01 per share; the Common Stock shall have a par value of $.01 per share."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of said corporation took action in the annual meeting in accordance with Section 211 of the General Corporation Law of the State of Delaware pursuant to which the necessary number of shares was voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.


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         IN WITNESS WHEREOF, DMC Stratex Networks, Inc. has caused this certificate to be signed by Carl A. Thomsen, its Senior Vice President, Chief Financial Officer and Secretary, this 8th day of August, 2000.

                              BY:    ______/s/ Carl A. Thomsen___________
                                     Carl A. Thomsen, Senior Vice President,
                                     Chief Financial Officer and Secretary




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